UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

May 15, 2006
Date of Report (Date of earliest event reported)
___________________________________________________________

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

616 N. North Court, Suite 120
Palatine, Illinois 60067
(Address of principal executive offices) (Zip Code)

(847) 705-7709
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|› Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|› Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

|_|› Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

|_|› Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers, Election of Directors,
Appointment of Principal Officers.

Resignation of Director

On May 11, 2006, Argeris “Jerry” Karabelas, Ph.D. resigned as a director of Acura Pharmaceuticals, Inc. Dr. Karabelas advised the Company that in view of his other commitments, he would be unable to commit the time required to serve as a member of the Company’s Board of Directors.

Election of Director

On May 11, 2006, the Board appointed Richard J. Markham, a designee of GCE Holdings LLC, a Delaware limited liability company (“GCE Holdings”), to the Board of Directors. Mr. Markham brings to Acura’s Board of Directors extensive pharmaceutical industry experience. He is currently a partner at Care Capital LLC (“Care”) , a venture capital firm focused primarily on life sciences companies. Prior to joining Care Capital, Richard was the Vice Chairman of the Management Board and COO of Aventis. Previously he was the CEO of Aventis Pharma and Hoechst Marion Roussel, the President and COO of Marion Merrell Dow, Inc. and a member of its board of directors. From 1973 to 1993 Mr. Markham was associated with Merck & Co. Inc., culminating in his position as President and Chief Operating Officer. Richard received a B.S. in Pharmacy and Pharmaceutical Sciences from Purdue University and has served as a member of the Dean’s Advisory Council of the University. He has also been awarded an honorary Doctor of Science degree, the University’s highest honor for achievement.

Mr. Markham will serve as a member of the Compensation Committee of the Board of Directors.

GCE Holdings is controlled by Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. (collectively, “Galen”), Care Capital Investments II, LP, Care Capital Offshore Investments II, LP (affiliates of Care, and collectively, “Care Capital”) and Essex Woodlands Health Ventures V, L.P. (“Essex”)

GCE Holdings was granted the right to designate four directors pursuant to a Voting Agreement dated as of February 6, 2004, as amended in November 2005, (the "Voting Agreement") entered into in connection with the sale of certain debt instruments by the Company in 2004. The Voting Agreement initially provided that each of Galen, Care Capital and Essex (collectively, the "Lead 2004 Investors") had the right to designate for nomination one member of the Company's Board of Directors, and that the Lead 2004 Investors collectively may designate one additional member of the Board (collectively, the "Designees"). In connection with the conversion of shares of the Company’s preferred stock (“Preferred Shares”) into common stock in November 2005, the Voting Agreement was amended to reflect the conveyance by each of Care Capital, Essex and Galen of their holdings in the Company’s Preferred Shares to GCE Holdings, a limited liability company controlled by such parties. As amended, the Voting Agreement provides that the Board of Directors of the Company shall be comprised of not more than seven (7) members, four (4) of whom shall be designees of GCE Holdings (as the assignee of the Preferred Shares of the Company prior to the conversion of such Preferred Shares to Common Stock held by Care Capital, Essex and Galen).

The other designees of GCE Holdings serving on the Company’s Board of Directors are Immanuel Thangaraj and Bruce F. Wesson. Prior to his resignation, Dr. Karabelas was a designee of GCE Holdings. As of the date of this Report, the fourth designee of GCE Holdings had not been determined.

Transactions with Management and Others

The Company is a party to four (4) Loan Agreements funded in (i) March 2006 and January 2006, (ii) November, 2005, (iii) September, 2005 and (iv) June, 2005 pursuant to which the Company has received bridge financing in the aggregate principal amount $4.05 million from Essex, Care Capital and Galen and certain other shareholders of the Company listed on the signature page to such Loan Agreements. Mr. Markham is a partner of Care, an affiliate of Care Capital.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number   Description

99.1	Press Release dated May 15, 2006 announcing the appointment of Mr. Richard Markham to the Board of Directors and the resignation from the Board of Directors of Jerry Karabelas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

Date: May 15, 2006	By:	/s/ Peter A. Clemens
Peter A. Clemens Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number   Description

99.1	Press Release dated May 15, 2006 announcing the appointment of Mr. Richard Markham to the Board of Directors and the resignation from the Board of Directors of Jerry Karabelas.